Exhibit 99.1

Sotera Health Reports Third-Quarter and Year-to-Date 2024 Results

•Q3 2024 net revenues of $285 million increased 8.5%, compared to Q3 2023
•Q3 2024 net income of $17 million or $0.06 per diluted share, compared to net loss of $14 million or $0.05 per diluted share in Q3 2023
•Q3 2024 Adjusted EBITDA(1) of $146 million increased 9.0%, compared to Q3 2023
•Q3 2024 Adjusted EPS(1) of $0.17 increased $0.01 per diluted share, compared to Q3 2023
•Reaffirming 2024 Net Revenue and Adjusted EBITDA outlook ranges
CLEVELAND, OH, November 5, 2024 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three and nine months ended September 30, 2024.
Third-quarter 2024 net revenues increased 8.5% to $285 million, compared with $263 million in the third-quarter 2023. Net revenues increased 8.9% on a constant currency basis. Net income was $17 million, or $0.06 per diluted share, compared to a net loss of $14 million, or $0.05 per diluted share in the third-quarter of 2023. Adjusted EBITDA for the third-quarter 2024 increased 9.0% to $146 million compared to $134 million in the third-quarter 2023. Third-quarter 2024 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) increased by $0.01 to $0.17, compared to $0.16 in the third-quarter of 2023.

For the first nine months of 2024, net revenues increased 9.6% to $810 million, compared to $739 million for the same period in 2023. Net revenues increased approximately 9.8% on a constant currency basis. Net income was $32 million, or $0.11 per diluted share for the nine months ended September 30, 2024, compared with net income of $13 million, or $0.04 per diluted share, for the same period last year. Adjusted EBITDA for the first nine months of 2024 increased 9.5% to $396 million, compared to $361 million in the first nine-months of 2023. Adjusted EPS of $0.49 remained flat compared to the first nine months of 2023.
“I am pleased we achieved both top- and bottom-line growth for the third-quarter,” said Chairman and Chief Executive Officer Michael B. Petras, Jr. “Our performance was largely in line with expectations, with an additional benefit at Nordion tied to the timing of cobalt-60 shipments. With most of the year behind us, we are reaffirming the 2024 revenue and EBITDA outlook ranges previously provided.”
“We are also excited to host our inaugural investor day on November 20th, which will take place in New York City,” Petras continued. “During the event, the management team will present a business and financial review, including future growth plans, while highlighting how we fulfill our mission of Safeguarding Global Health®.”
(1) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.1

Third-Quarter and Year-to-Date 2024 Highlights by Business Segment
Sterigenics
For the third-quarter 2024, Sterigenics’ net revenues were $176 million, an increase of 4.3% compared to the third quarter a year ago. Third-quarter 2024 segment income was $96 million, an increase of 3.0%. For the first nine months of 2024, Sterigenics net revenues were $518 million, an increase of 4.7% compared to the same period in 2023. Segment income increased 4.2% to $279 million.
Net revenue growth for the third-quarter 2024 was driven by favorable pricing, volume and mix, partially offset by unfavorable changes in foreign currency exchange rates.
The increase in segment income for the third-quarter 2024 was driven by favorable customer pricing as well as volume and mix. Increases in employee compensation costs negatively impacted segment income and segment income margin.
Nordion
For the third-quarter 2024, Nordion net revenues were $51 million, an increase of 28.0% compared to the third-quarter a year ago. Third-quarter 2024 segment income increased 31.9% to $32 million. For the first nine months of 2024, Nordion net revenues were $117 million, an increase of 44.6% compared to the same period in 2023. Segment income increased 52.1% to $66 million.
The timing of reactor harvest schedules resulted in favorable changes in volume and mix, which was the primary driver for net revenue, segment income and segment income margin growth for the quarter. Favorable pricing also drove improvement, partially offset by unfavorable changes in foreign currency exchange rates.
Nelson Labs
For the third-quarter 2024, Nelson Labs net revenues were $59 million, an increase of 7.0% compared to the third-quarter a year ago. Third-quarter 2024 segment income increased by 9.0% to $19 million. For the first nine months of 2024, Nelson Labs net revenues were $175 million, an increase of 7.2% compared to the same period in 2023. Segment income increased 1.3% to $51 million.
Net revenue increase for the third-quarter 2024 was driven by favorable changes in volume and mix as well as pricing.
Segment income and segment income margin increases for the third-quarter 2024 were driven by favorable customer pricing, volume and mix, as well as labor productivity improvements, partially offset by increases in employee compensation costs.
Balance Sheet and Liquidity
As of September 30, 2024, Sotera Health had $2.3 billion of total debt and $307 million in unrestricted cash and cash equivalents, compared to $2.3 billion in total debt and $296 million of unrestricted cash and cash equivalents as of December 31, 2023. As of September 30, 2024, the Company had no balance outstanding on its revolving credit facility. Sotera Health’s Net Leverage Ratio(2) as of September 30, 2024 was 3.6x.
(2) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

2024 Outlook
Today, Sotera Health is reaffirming the following 2024 outlook ranges previously provided:
•Net revenues and Adjusted EBITDA growth in the range of 4.0% to 6.0%,
•Interest Expense in the range of $165 million to $175 million,
•Tax rate applicable to Adjusted Net Income(3) in the range of 31.5% to 34.5%,
•Adjusted EPS in the range of $0.67 to $0.75,
•A weighted-average fully diluted share count in the range of 283 million to 285 million shares, and
The following range in the 2024 outlook is being updated:
•Capital expenditures are now expected to be in the range of $175 million to $185 million, from previous guidance of $205 million to $225 million

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted Net Income Tax Rate, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and Cobalt-60, the impact of inflationary trends including their impact on energy prices and the supply of labor, and the expectation that exchange rates as of September 30, 2024 remain constant for the remainder of 2024. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-844-481-2916 if dialing in from the United States, or 1-412-317-0709 if dialing in from other locations. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company's website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.

(3)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Upcoming Events
Sotera Health Investor Day
Sotera Health will hold its inaugural Investor Day on Wednesday, November 20, 2024 at 12:30 p.m. Eastern Time in New York City with presentations by members of the management team. Attendance at the in-person event is by invitation only. Parties interested in attending in person can send inquiries to ir@soterahealth.com. To attend via webcast, please register at Presentation & Events | Sotera Health.
Conferences
Piper Sandler 36th Annual Healthcare Conference at 8:00 a.m. Eastern Time, December 3, 2024
Citi’s 2024 Global Healthcare Conference at 9:30 a.m. Eastern Time, December 4, 2024
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Cobalt-60 (“Co-60”) or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, United Kingdom and/or the European Union; fluctuations in foreign currency exchange rates; changes in environmental, health and safety regulations or preferences, and general economic, social and business conditions; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that additional claims will be made in the future relating to these or other facilities; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market changes, including inflationary trends, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous laws and sometimes inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity breaches, unauthorized data disclosures, and our dependence on information technology systems; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to maintain profitability in the future; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of recent U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP and Other Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
Segment income margin is equal to segment income divided by net segment revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson
Vice President Investor Relations & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Service	$238,790	$227,120	$703,027	$667,680
Product	46,678	36,057	107,211	71,369
Total net revenues	285,468	263,177	810,238	739,049
Cost of revenues:
Service	111,080	103,580	331,068	311,690
Product	16,364	13,613	41,240	30,284
Total cost of revenues	127,444	117,193	372,308	341,974
Gross profit	158,024	145,984	437,930	397,075
Operating expenses:
Selling, general and administrative expenses	62,009	54,112	180,793	176,309
Amortization of intangible assets	15,508	15,774	46,657	48,098
Total operating expenses	77,517	69,886	227,450	224,407
Operating income	80,507	76,098	210,480	172,668
Interest expense, net	41,572	40,627	123,731	100,225
Loss on refinancing of debt	70	—	24,160	—
Georgia EO litigation settlement	—	35,000	—	35,000
Foreign exchange (gain) loss	(1,054)	(426)	(2,237)	386
Other (income) expense, net	(2,835)	427	(4,084)	(3,300)
Income before income taxes	42,754	470	68,910	40,357
Provision for income taxes	25,756	14,130	36,835	27,662
Net income (loss)	16,998	(13,660)	32,075	12,695

Earnings (loss) per share:
Basic	$0.06	$(0.05)	$0.11	$0.04
Diluted	0.06	(0.05)	0.11	0.04
Weighted average number of common shares outstanding:
Basic	283,059	281,105	282,624	280,898
Diluted	285,564	281,105	284,660	283,190

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Segment revenues:
Sterigenics	$175,574	$168,347	$518,425	$494,934
Nordion	51,313	40,098	116,564	80,624
Nelson Labs	58,581	54,732	175,249	163,491
Total net revenues	$285,468	$263,177	$810,238	$739,049
Segment income:
Sterigenics	$95,989	$93,169	$278,585	$267,459
Nordion	31,733	24,052	65,938	43,362
Nelson Labs	18,639	17,107	51,117	50,460
Total segment income	146,361	134,328	395,640	361,281
Less adjustments:
Interest expense, net(a)	41,572	40,627	123,731	100,225
Depreciation and amortization(b)	42,551	38,175	122,811	117,203
Share-based compensation(c)	9,860	8,378	28,723	24,135
Loss on refinancing of debt(d)	70	—	24,160	—
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(e)	(2,231)	1,333	(1,699)	1,459
Business optimization project expenses(f)	2,387	1,435	3,034	7,270
Professional services and other expenses relating to EO sterilization facilities(g)	8,200	8,355	22,357	33,950
Georgia EO litigation settlement(h)	—	35,000	—	35,000
Secondary offering costs(i)	562	—	1,699	—
Accretion of asset retirement obligation(j)	636	555	1,914	1,682
Consolidated income before income taxes	$42,754	$470	$68,910	$40,357
(a)Interest expense, net presented in this reconciliation for the three and nine months ended September 30, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(b)Includes depreciation of Co-60 held at gamma irradiation sites. The three and nine months ended September 30, 2024 excludes accelerated depreciation associated with business optimization activities.
(c)Represents share-based compensation expense to employees and Non-Employee Directors.
(d)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The nine months ended September 30, 2024 also includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(e)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(f)Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The nine months ended September 30, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(g)Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the three and nine months ended September 30, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund a $408.0 million Illinois EO litigation settlement.
(h)Represents the cost to settle 79 pending EO claims in Georgia under a settlement term sheet entered into on December 21, 2023.
(i)Represents expenses incurred in connection with secondary offerings of our common stock that closed on March 4, 2024 and September 6, 2024, respectively.
(j)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$308,482	$301,654
Accounts receivable, net	130,121	147,696
Inventories, net	53,647	48,316
Other current assets	71,363	59,578
Total current assets	563,613	557,244
Property, plant, and equipment, net	1,026,028	946,914
Operating lease assets	29,266	24,037
Other intangible assets, net	351,977	416,318
Goodwill	1,104,555	1,111,190
Other assets	73,298	74,717
Total assets	$3,148,737	$3,130,420
Liabilities and equity
Total current liabilities	$195,537	$230,654
Long-term debt, less current portion	2,210,815	2,223,674
Other noncurrent liabilities	208,481	167,904
Deferred income taxes	63,741	64,454
Total liabilities	2,678,574	2,686,686
Total equity	470,163	443,734
Total liabilities and equity	$3,148,737	$3,130,420

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income	$32,075	$12,695
Non-cash items	176,428	152,765
Changes in operating assets and liabilities	(40,056)	(426,315)
Net cash provided by (used in) operating activities	168,447	(260,855)
Investing activities:
Purchases of property, plant and equipment	(113,200)	(150,149)
Other investing activities	74	69
Net cash used in investing activities	(113,126)	(150,080)
Financing activities:
Proceeds from long-term borrowings	2,259,350	500,000
Payment of revolving credit facility	—	(200,000)
Payment on long-term borrowings	(2,260,600)	(1,250)
Payments of debt issuance costs and debt discount	(32,054)	(25,645)
Buyout of leased facility	(6,736)	—
Other financing activities	(3,976)	(3,353)
Net cash provided by (used in) financing activities	(44,016)	269,752
Effect of exchange rate changes on cash and cash equivalents	(4,477)	(2,577)
Net increase (decrease) in cash and cash equivalents, including restricted cash	6,828	(143,760)
Cash and cash equivalents, including restricted cash, at beginning of period	301,654	396,294
Cash and cash equivalents, including restricted cash, at end of period	$308,482	$252,534

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$142,779	$150,696
Cash paid during the period for income taxes, net of tax refunds received	42,447	42,587
Purchases of property, plant and equipment included in accounts payable	16,372	16,383

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$16,998	$(13,660)	$32,075	$12,695
Amortization of intangibles	19,858	20,181	59,737	61,290
Share-based compensation(a)	9,860	8,378	28,723	24,135
Loss on refinancing of debt(b)	70	—	24,160	—
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(c)	(2,231)	1,333	(1,699)	1,459
Business optimization project expenses(d)	2,387	1,435	3,034	7,270
Professional services relating to EO sterilization facilities(e)	8,200	8,355	22,357	33,950
Georgia EO litigation settlement(f)	—	35,000	—	35,000
Secondary offering costs(g)	562	—	1,699	—
Accretion of asset retirement obligation(h)	636	555	1,914	1,682
Income tax benefit associated with pre-tax adjustments(i)	(7,397)	(15,010)	(32,241)	(39,540)
Adjusted Net Income	48,943	46,567	139,759	137,941
Interest expense, net(j)	41,572	40,627	123,731	100,225
Depreciation(k)	22,693	17,994	63,074	55,913
Income tax provision applicable to Adjusted Net Income(l)	33,153	29,140	69,076	67,202
Adjusted EBITDA(m)	$146,361	$134,328	$395,640	$361,281

Net Revenues	$285,468	$263,177	$810,238	$739,049
Adjusted EBITDA Margin	51.3%	51.0%	48.8%	48.9%
Weighted average number of shares outstanding:
Basic	283,059	281,105	282,624	280,898
Diluted	285,564	281,105	284,660	283,190
Earnings (loss) per share:
Basic	$0.06	$(0.05)	$0.11	$0.04
Diluted	0.06	(0.05)	0.11	0.04
Adjusted earnings per share:
Basic	$0.17	$0.16	$0.49	$0.49
Diluted	0.17	0.16	0.49	0.49
(a)    Represents share-based compensation expense to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The nine months ended September 30, 2024 also includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The nine months ended September 30, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the three and nine months ended September 30, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund a $408.0 million Illinois EO litigation settlement.
(f)    Represents the cost to settle 79 pending EO claims in Georgia under a settlement term sheet entered into on December 21, 2023.
(g)    Represents expenses incurred in connection with secondary offerings of our common stock that closed on March 4, 2024 and September 6, 2024, respectively.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(i)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(j)    Interest expense, net presented in this reconciliation for the three and nine months ended September 30, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.

(k)    Includes depreciation of Co-60 held at gamma irradiation sites. The three and nine months ended September 30, 2024 excludes accelerated depreciation associated with business optimization activities.
(l)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (i).
(m)    $25.8 million and $22.4 million of the adjustments for the three months ended September 30, 2024 and 2023, respectively, and $73.0 million and $69.7 million of the adjustments for the nine months ended September 30, 2024 and 2023, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2024	2023
Current portion of long-term debt	$14,795	$4,797
Long-term debt	2,210,815	2,223,674
Current portion of finance leases	2,822	8,771
Finance leases less current portion	97,934	63,793
Total Debt	2,326,366	2,301,035
Less: cash and cash equivalents	(306,738)	(296,407)
Net Debt	$2,019,628	$2,004,628

Adjusted EBITDA(a)	$562,388	$528,029
Net Leverage	3.6x	3.8x

(a)    Represents Adjusted EBITDA for the twelve months ended September 30, 2024 and December 31, 2023, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2024	2023
Net income	$70,756	$51,376
Amortization of intangible assets	79,795	81,348
Share-based compensation(a)	36,952	32,364
Loss on refinancing of debt(b)	24,160	—
Gain on foreign currency and derivatives not designated as hedging instruments, net(c)	(4,710)	(1,552)
Business optimization expenses(d)	3,576	7,662
Professional services and other expenses relating to EO sterilization facilities(e)	33,569	45,312
Georgia EO litigation settlement(f)	—	35,000
Secondary offering costs(g)	1,699	—
Accretion of asset retirement obligation(h)	2,645	2,413
Income tax benefit associated with pre-tax adjustments(i)	(42,298)	(49,597)
Adjusted Net Income	206,144	204,326
Interest expense, net(j)	166,384	142,878
Depreciation(k)	83,738	76,577
Income tax provision applicable to Adjusted Net Income(l)	106,122	104,248
Adjusted EBITDA(m)	$562,388	$528,029

Net revenues	$1,120,477	$1,049,288
Adjusted EBITDA margin	50.2%	50.3%
(a)    Represents share-based compensation expense to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The twelve months ended September 30, 2024 also includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The twelve months ended December 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the twelve months ended September 30, 2024 and December 31, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund a $408.0 million Illinois EO litigation settlement.
(f)    Represents the cost to settle 79 pending EO claims in Georgia under a settlement term sheet entered into on December 21, 2023.
(g)    Represents expenses incurred in connection with secondary offerings of our common stock that closed on March 4, 2024 and September 6, 2024, respectively.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(i)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(j)    Interest expense, net presented in this reconciliation for the twelve months ended September 30, 2024 and December 31, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(k)    Includes depreciation of Co-60 held at gamma irradiation sites. The twelve months ended September 30, 2024 excludes accelerated depreciation associated with business optimization activities.
(l)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (i).
(m)    $97.4 million and $94.1 million and of the adjustments for the twelve months ended September 30, 2024 and December 31, 2023, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.